Exhibit 99.1

Avnet, Inc. Names William H. Schumann III to its Board of Directors

Phoenix, Arizona, February 15, 2010 — Avnet, Inc. (NYSE:AVT) today announced that William H. Schumann III, executive vice president and chief financial officer of FMC Technologies, Inc., has been appointed to the company’s board of directors. Mr. Schumann’s appointment brings the total number of Avnet directors to ten, nine of whom are independent outside directors. He will serve on both the Audit and Finance Committees.

“Bill’s experience in running global operations along with his financial expertise should benefit Avnet as we continue to manage and develop Avnet’s business around the world,” commented Roy Vallee, Avnet’s chairman and chief executive officer. “Mr. Schumann is a welcome addition to our board of directors.”

Since 2001, Schumann has served as the chief financial officer of FMC Technologies, Inc., a leading provider of technology solutions for the energy industry and other industrial markets, worldwide. Previously, he served as the senior vice president and chief financial officer of FMC Corporation, and vice president and general manager of its Agricultural Products Group..

Mr. Schumann serves on the board of directors of Great Lakes Advisors, an independent investment management firm, and had previously served on the board of United Agri Products, an agricultural products distributor.

About Avnet
Avnet, Inc. (NYSE: AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com.

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For more information, please contact:

Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel: +1 (480) 643-7053